www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER RESULTS
Earnings per Share Increased 19.6% to $0.55
Sales Increased 12.6% to $1.36 Billion
Comparable Store Sales Increased 5.6%

Brentwood, Tennessee, October 22, 2014 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its third fiscal quarter ended September 27, 2014.

Third Quarter 2014 Results
Net sales increased 12.6% to $1.36 billion from $1.21 billion in the third quarter of 2013. Comparable store sales increased 5.6% versus a 7.5% increase in the prior year’s third quarter. The increase in comparable store sales was broad based and driven by increases in both traffic and ticket. Comparable store transaction count increased 3.3% and average ticket increased 2.2%. Comparable store sales benefited from favorable weather conditions throughout the quarter, which in turn drove strong performance in consumable, usable and edible (C.U.E.) and seasonal products. Increases in comparable store sales and average ticket were partially offset by deflation, principally in livestock feed, bird feed, lubricants and fencing.

Gross profit increased 11.6% to $464.1 million from $415.7 million in the prior year’s third quarter and gross margin rate decreased 30 basis points to 34.1% from 34.4% in the prior-year period. The decrease in gross margin rate resulted primarily from higher transportation costs and the mix of merchandise sold. The decrease in gross margin rate was partially offset by the favorable impact of our key gross margin enhancing initiatives and deflation.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 8.9% to $342.1 million. As a percent of sales, SG&A expenses improved 80 basis points to 25.2% from 26.0% in the third quarter last year. The improvement was primarily attributable to the leverage of store operating costs and incentive compensation provided by the strong comparable store sales growth.

Net income increased 18.3% to $76.6 million from $64.8 million and diluted earnings per share increased 19.6% to $0.55 from $0.46 in the third quarter of the prior year.

The Company opened 30 new stores compared to 23 new store openings in the third quarter of 2013.

Greg Sandfort, President and Chief Executive Officer, stated, “We had a solid third quarter and are pleased with our results. Our sales growth was broad-based and well-balanced across our chain of stores and throughout the quarter. Once again, the team did a great job managing product assortments and inventory levels to address seasonal trends and external factors. This drove healthy comparable store sales increases in both traffic and ticket, which in turn led to strong increases in sales, operating margin and earnings. This represents our 26th consecutive quarter of positive comp transaction counts and is a confirmation of the needs-based nature of our customers and the merchandise we sell to them.”

Nine Months Results
Net sales increased 10.1% to $4.13 billion from $3.75 billion in the first nine months of 2013. Comparable store sales increased 3.2% versus a 5.3% increase in the first nine months of 2013. Gross profit increased 10.7% to $1.41 billion from $1.27 billion and gross margin increased 20 basis points to 34.2% of sales from 34.0% of sales in the first nine months of 2013.

Selling, general and administrative expenses, including depreciation and amortization, increased 10.2% to $999.0 million, and remained flat as a percent of sales at 24.2%.

Net income increased 11.4% to $258.8 million from $232.4 million and net income per diluted share increased 12.8% to $1.85 from $1.64 for the first nine months of 2013.

The Company opened 85 new stores compared to 71 new store openings during the first nine months of 2013.

Company Outlook
The Company is raising its fiscal year 2014 sales and earnings per share outlook to the high end of the previously provided ranges of $5.62 billion to $5.70 billion in net sales, 2.5% to 4.0% in comparable store sales and $2.54 to $2.62 in diluted earnings per share. Capital expenditures in fiscal 2014, which include spending to support 102 to 106 new store openings and the opening of the Company’s new Store Support Center, are now expected to range between $190 million to $200 million, compared to the previous range of $220 million to $230 million. The targeted range of new store openings in fiscal 2014 is unchanged from the Company’s previous outlook.

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company’s website at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes and will be available through November 5, 2014.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

About Tractor Supply Company
At September 27, 2014, Tractor Supply Company operated 1,361 stores in 48 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, capital expenditures and new store openings in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute our key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of customer data, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to secure or develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	September 27, 2014		September 28, 2013		September 27, 2014		September 28, 2013

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,359,950	100.0%	$1,208,090	100.0%	$4,127,461	100.0%	$3,749,695	100.0%
Cost of merchandise sold	895,881	65.9	792,424	65.6	2,716,641	65.8	2,475,798	66.0
Gross profit	464,069	34.1	415,666	34.4	1,410,820	34.2	1,273,897	34.0

Selling, general and administrative expenses	312,669	23.0	287,859	23.8	914,528	22.2	833,269	22.2
Depreciation and amortization	29,387	2.2	26,137	2.2	84,521	2.0	73,056	2.0

Operating income	122,013	8.9	101,670	8.4	411,771	10.0	367,572	9.8
Interest expense, net	505	—	350	—	1,267	—	1,085	—

Income before income taxes	121,508	8.9	101,320	8.4	410,504	10.0	366,487	9.8
Income tax expense	44,905	3.3	36,553	3.0	151,681	3.7	134,134	3.6
Net income	$76,603	5.6%	$64,767	5.4%	$258,823	6.3%	$232,353	6.2%

Net income per share:
Basic	$0.56		$0.46		$1.87		$1.67
Diluted	$0.55		$0.46		$1.85		$1.64

Weighted average shares outstanding:
Basic	137,367		139,524		138,293		139,304
Diluted	138,863		141,726		140,002		141,689

Dividends declared per common share outstanding	$0.16		$0.13		$0.45		$0.36

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 27, 2014	September 28, 2013
ASSETS
Current assets:
Cash and cash equivalents	$47,510	$45,988
Inventories	1,295,824	1,142,013
Prepaid expenses and other current assets	49,936	45,794
Deferred income taxes	33,317	19,823
Total current assets	1,426,587	1,253,618

Property and equipment:
Land	73,424	72,225
Buildings and improvements	684,700	556,153
Furniture, fixtures and equipment	440,314	395,159
Computer software and hardware	158,480	141,986
Construction in progress	25,015	55,022
	1,381,933	1,220,545
Accumulated depreciation and amortization	(675,132)	(586,149)
Property and equipment, net	706,801	634,396

Goodwill	10,258	10,258
Deferred income taxes	24,929	5,283
Other assets	20,123	15,751

Total assets	$2,188,698	$1,919,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$483,042	$403,521
Accrued employee compensation	19,530	28,398
Other accrued expenses	154,631	136,234
Current portion of capital lease obligations	125	39
Income taxes payable	19,014	2,323
Total current liabilities	676,342	570,515

Revolving credit loan	150,000	40,000
Capital lease obligations, less current maturities	3,048	1,214
Deferred rent	78,356	76,914
Other long-term liabilities	50,745	46,152
Total liabilities	958,491	734,795

Stockholders’ equity:
Common stock	1,337	1,326
Additional paid-in capital	483,804	429,144
Treasury stock	(1,082,970)	(799,773)
Retained earnings	1,828,036	1,553,814
Total stockholders’ equity	1,230,207	1,184,511

Total liabilities and stockholders’ equity	$2,188,698	$1,919,306

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	NINE MONTHS ENDED
	September 27, 2014	September 28, 2013
Cash flows from operating activities:
Net income	$258,823	$232,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,521	73,056
Loss (gain) on disposition of property and equipment	249	(170)
Stock compensation expense	12,114	10,349
Excess tax benefit of stock options exercised	(7,333)	(31,626)
Deferred income taxes	(28,316)	(3,485)
Change in assets and liabilities:
Inventories	(316,516)	(233,897)
Prepaid expenses and other current assets	7,423	6,014
Accounts payable	166,555	83,129
Accrued employee compensation	(31,043)	(20,002)
Other accrued expenses	(379)	(12,982)
Income taxes payable	16,923	(9,410)
Other	4,543	5,281
Net cash provided by operating activities	167,564	98,610
Cash flows from investing activities:
Capital expenditures	(125,425)	(156,791)
Proceeds from sale of property and equipment	309	331
Decrease in restricted cash	—	8,400
Net cash used in investing activities	(125,116)	(148,060)
Cash flows from financing activities:
Borrowings under revolving credit agreement	260,000	175,000
Repayments under revolving credit agreement	(110,000)	(135,000)
Excess tax benefit of stock options exercised	7,333	31,626
Principal payments under capital lease obligations	(57)	(27)
Repurchase of shares to satisfy tax obligations	(4,766)	(3,942)
Repurchase of common stock	(244,382)	(90,601)
Net proceeds from issuance of common stock	16,461	30,024
Cash dividends paid to stockholders	(62,270)	(50,272)
Net cash used in financing activities	(137,681)	(43,192)
Net decrease in cash and cash equivalents	(95,233)	(92,642)
Cash and cash equivalents at beginning of period	142,743	138,630
Cash and cash equivalents at end of period	$47,510	$45,988

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$546	$406
Income taxes	162,073	148,519

Supplemental disclosures of non-cash activities:
Property acquired through capital lease	$1,988	$—
Non-cash accruals for construction in progress	7,654	11,798

Selected Financial and Operating Information
(Unaudited)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Sales Information:
Comparable store sales increase	5.6%	7.5%	3.2%	5.3%
New store sales (% of total sales)	6.3%	5.1%	6.3%	5.2%
Average transaction value	$43.75	$42.68	$44.20	$44.11

Comparable store average transaction value (decrease) increase	2.2%	0.8%	(0.1)%	0.6%
Comparable store average transaction count increase	3.3%	6.7%	3.3%	4.6%
Total selling square footage (000’s)	21,821	19,983	21,821	19,983

Store Count Information:
Beginning of period	1,331	1,223	1,276	1,176
New stores opened	30	23	85	71
Stores closed	—	(1)	—	(2)
End of period	1,361	1,245	1,361	1,245

Pre-opening costs (000’s)	$2,866	$2,385	$7,135	$5,743

Balance Sheet Information:
Average inventory per store (000’s) (a)	$879.5	$848.4	$879.5	$848.4
Inventory turns (annualized)	3.12	3.03	3.24	3.21
Share repurchase program:
Cost (000’s)	$97,385	$21,297	$244,382	$90,601
Average purchase price per share	$61.86	$60.35	$64.36	$51.73

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$23.1	$21.6	$62.7	$51.5
Existing stores	7.3	7.6	16.0	13.1
Information technology	6.3	8.1	18.4	22.8
Corporate and other	5.9	12.9	26.7	25.0
Distribution center capacity and improvements	0.7	7.8	1.6	40.9
Purchase of previously leased stores	—	0.2	—	3.5
Total	$43.3	$58.2	$125.4	$156.8

(a) Assumes average inventory cost, excluding inventory in transit.